Exhibit 10.55

Second Amendment to Lease and Development Agreement

Between

St. Louis County Port Authority

And

Pinnacle Entertainment, Inc.

APPROVAL (Please Initial)

/s/ DC		10/28/05
President or COO ☐		Date

/s/
General Counsel ☐		Date

/s/ [illegible]		10/28/05
Financial Officer ☐		Date

/s/ [illegible]		10/27/05
Division Director ☐		Date

	10/11/05	05-PORT-18
Board Approved:	Date	Resolution #

20-3020-R		300-15
Fund/Org		Account #

SECOND AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT

This SECOND AMENDMENT TO LEASE AND DEVELOPMENT AGREEMENT (“Amendment”) is made and entered into this 7th day of October, 2005 by and between the ST. LOUIS COUNTY PORT AUTHORITY, a public body corporate and politic of the State of Missouri (“Landlord”) and PINNACLE ENTERTAINMENT, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant entered into a Lease and Development Agreement dated as of August 12, 2004 as amended pursuant to the letter agreement between the Landlord and the Tenant of even date therewith (collectively, the “Lease and Development Agreement”) pursuant to which the Tenant agreed, subject to the terms and conditions in the Lease and Development Agreement, to construct and develop the gaming and mixed use Project in unincorporated Lemay, Missouri (the “Project”), including an access route to the property for the Project (the “Project Roadway”).

B. Landlord and Tenant agreed in the Lease and Development Agreement to work together on the development and construction of the Project Roadway; including the assistance of the United States Air Force and the General Services Administration to obtain the defense mapping facilities (the “NIMA Site”).

C. The Landlord has been negotiating with the United States Air Force (the “Air Force”) and the General Services Administration (“GSA”) for the acquisition of the NIMA Site to be used by Landlord for the economic development of the Lemay area.

D. A portion of the NIMA Site will be used for the proposed Project Roadway to the Project.

E. The Landlord has incurred and will continue to incur certain costs in connection with the due diligence on the NIMA Site and the negotiation of the agreements related to the acquisition of the NIMA site, including attorneys fees, environmental due diligence and for outside consultants.

F. The Landlord and the Tenant desire to amend the Lease and Development Agreement to provide for the payment of the fees and costs of the due diligence and negotiation of the acquisition of the NIMA Site.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, Landlord and Tenant agree to amend the Lease and Redevelopment Agreement as follows:

1. Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Lease and Development Agreement.

2. Payment of Fees.

(a) Tenant shall reimburse Landlord for the consulting fees and expenses of Donna Erat in an amount not to exceed $90,000 within 30 days of receipt of an invoice from Landlord for the same, which invoice shall include applicable supporting documentation from Donna Erat.

(b) Tenant shall reimburse Landlord for the consulting fees and expenses of Greenhorne & O’Mara hi an amount not to exceed $64,000 within 30 days of receipt of an invoice from Landlord for the same, which invoice shall include applicable supporting documentation from Greenhorne & O’Mara.

(c) Attached as Exhibit A is scope of services and rate schedule for the services to be performed by Spencer Fane Britt & Brown (“Spencer Fane”) with respect to the Landlord’s acquisition of the NIMA Site. Exhibit A is incorporated herein by reference and the scope of services and rates are approved by Tenant. Attached as Exhibit B is the scope of services and fees for the environmental due diligence to be performed by Environmental Operations, Inc. (“EOI”) on the NIMA Site. Exhibit B is incorporated herein by reference and the scope of services and fees are approved by Tenant. The Spencer Fane fees and expenses and the EOI fees and expenses are hereinafter collectively referred to as the “NIMA Site Fees.” Tenant shall reimburse Landlord for the NIMA Site Fees subject to Tenant’s review and approval of the written invoices submitted by Spencer Fane and EOI to Landlord for payment. Tenant shall make any objections to the invoices within 20 days of receipt or such invoices shall be deemed approved. Tenant shall reimburse Landlord within 30 days of its approval of such invoices. Tenant’s reimbursement of Spencer Fane fees and expenses shall not exceed $280,000, and Tenant’s reimbursement of EOI fees and expenses shall not exceed $424,000 unless otherwise agreed in writing by Tenant.

(d) Other than the NIMA Site Fees and subject to the provisions of section 4 below, Landlord agrees to pay all other related fees and expenses concerning the NIMA Site unless otherwise agreed in writing by Tenant.

(e) In consideration of Tenant’s cooperation and payment of the NIMA Site Fees, Landlord agrees, upon acquisition of the NIMA Site and in compliance with the Intergovernmental Agreement (among the Landlord, Tenant and the other signatory parties thereto (the “Intergovernmental Agreement”)), to provide Tenant reasonable directional and advertising signage easements on the NIMA Site, including but not limited to easements for a potential pylon sign and/or a welcome arch to be owned, designed and maintained by Tenant.

3. Repayment of NIMA Site Fees. In the event that (i) the HUD Empowerment Zone funds referred to in Section 2(h) of the Lease and Development

Agreement are reallocated as contemplated therein and as provided for under the Intergovernmental Agreement for use with respect to the Project Roadway and the economic development of the NIMA Site, and/or (ii) the Landlord sells or otherwise transfers the NIMA Site for an amount in excess of Landlord’s actual out-of-pocket costs for acquisition and environmental remediation on the Site (excluding those costs that have been funded by the Tenant), and/or (iii) Landlord obtains and sells tax credits for environmental remediation or development of the NIMA Site, then, to the extent permissible by law, the Landlord agrees to use the funds identified in provisos (i) or (ii) or the proceeds from the sale of tax credits described in (iii) above to reimburse the Tenant for the NIMA Site Fees paid by Tenant and to take reasonable affirmative actions complying with the terms of the Intergovernmental Agreement and this Agreement to assure that the funds in provisos (i) or (ii) or the proceeds from the sale of the tax credits described in (iii) above can be used to reimburse the NIMA Site Fees Tenant has paid for Landlord. Upon sale or transfer of the NIMA Site, the Landlord shall include the NIMA Site Fees along with Landlord’s out-of-pocket costs for acquisition and environmental remediation in the sale price for any third party.

4. Environmental Remediation of NIMA Site Necessary for Project Roadway. In the event Landlord acquires the NIMA Property, Landlord and Tenant agree to negotiate regarding the environmental remediation of the NIMA Property upon terms and conditions that are mutually agreeable to the Landlord and Tenant.

5. Tax Credits. Landlord and Tenant acknowledge that Section 4(p)(iv) of the Lease provides, among other things, that the Landlord will cooperate with the Tenant and take reasonable actions, in support of the Tenant to seek Brownfields and/or other incentives from the State of Missouri in connection with the Second Priority Route. The Landlord and the Tenant hereby agree that of Section 4(p)(iv) of the Lease shall apply, without limitation, with respect to tax credits and other incentives or benefits that may be available under the Missouri Voluntary Cleanup Program and under the Missouri Brownfield Redevelopment Program, Mo. Rev. Stat. §§ 447.700 et seq., the Missouri Petroleum Storage tank Insurance Fund, or any similar state or federal program for any environmental assessment or remediation work performed or paid for by Tenant in connection with the Project Roadway. The parties further acknowledge and agree that, Landlord shall take cooperative actions as requested by Tenant that include assisting Tenant and its counsel by providing any endorsements or documents that may be reasonably required to facilitate or support Tenant’s pursuit of financial incentives, for any environmental assessment or remediation work performed or paid for by Tenant in accordance with the Lease or this Agreement. Such cooperative actions shall include joining in the application(s) for tax credits to the Missouri Department of Economic Development and the Missouri Department of Natural Resources. All tax credits obtained pursuant to such cooperative efforts shall be administered by Tenant as Project Developer and used for the benefit of the Project.

6. Cooperation. In accordance with the terms of the Intergovernmental Agreement, Landlord is negotiating to acquire the NIMA Site with the United States Air Force and the GSA. Pursuant to Section 2 hereof, Tenant has agreed to pay certain fees of the Landlord in connection with the acquisition of the site. In that regard, the Landlord and representatives of the Air Force and the GSA have formed various committees, including an environmental committee, to address the environmental remediation of the NIMA Site. Landlord agrees that it will request permission from the United States Air Force and GSA that Tenant have a representative on the environmental committee. Landlord and Tenant further agree that Landlord shall in connection with its negotiations to acquire and its acquisition of the NIMA Site, take reasonable actions to cooperate with the Tenant and Tenant’s attorneys that include (i) sharing information with Tenant relating to Tenant’s development of the access road under that certain “Road Development Agreement: between the Tenant and the St. Louis County, and (ii) obtaining input of the Tenant on preparation of plans, studies, and the performance of any environmental remediation that may be necessary for the development of the access road on the NIMA Site.

7. Full Force and Effect/Binding Upon Parties/Successors and Assigns. Except as modified and amended by this Amendment, the Lease and Development Agreement shall each remain in full force and effect in accordance with its terms. Unless the context otherwise indicates, all other terms and conditions of the Lease and Development Agreement which are the same as or directly related to the revised terms and conditions set out in this Amendment are similarly modified to be consistent with this Amendment. The provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns.

8. Counterparts. This Amendment may be executed in counterparts.

IN WITNESS WHEREOF, the undersigned have set their hands and seals as of the date first written above.

LANDLORD:
ST. LOUIS COUNTY PORT AUTHORITY

By:	/s/ Dennis G. Coleman
Name:	Dennis G. Coleman
Title:	President/CEO

APPROVED AS TO FORM

General Counsel, Economic Council of St. Louis County

TENANT:
PINNACLE ENTERTAINMENT, INC.

By:	/s/ Wade Hundley
Name:	Wade Hundley
Title:	President/CEO

EXHIBIT A

[Scope of Services and Rate Schedule for services to be performed by Spencer Fane Britt & Brown]

Exhibit A

EXHIBIT B

[Scope of services and fees for environmental due diligence to be performed by Environmental Operations, Inc.]

Exhibit B